UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2024 (June 6, 2024)

RenovoRx, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40738	27-1448452
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4546 El Camino Real, Suite B1

Los Altos, CA 94022

(Address of principal executive offices) (Zip Code)

(650) 284-4433

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On June 6, 2024, RenovoRx, Inc. (the “Company”) and Ronald B. Kocak, the Company’s Vice President, Controller and Principal Accounting Officer (“Kocak”) entered into a Change in Control and Severance Agreement (the “Agreement”). The Agreement, which was approved by the Company’s Board of Directors, was entered into in order to afford Kocak benefits similar to the Company’s other executive officers. All capitalized terms used in this Report with respect to the Agreement which are not defined herein shall have the meanings ascribed to them in the Agreement.

Pursuant to the Agreement, upon:

(a) a termination of Kocak’s employment with the Company either (i) by the Company without Cause and other than due to Kocak’s death or Disability, or (ii) by Executive for Good Reason (a “Qualifying Termination”), Kocak shall be entitled to receive (1) a single, lump sum, cash payment equal to fifty percent (50%) of Kocak’s Annual Base Compensation, (2) a single, lump sum, cash payment equal to the product of (A) Kocak’s Target Bonus, if any, that the Kocak would have earned for the entire fiscal year in which the Qualifying Termination occurs; (B) a fraction, the numerator of which is the number of days Kocak was employed by the Company during the fiscal year in which the Qualifying Termination occurs and the denominator of which is the number of days in such fiscal year, and (3) six months of COBRA coverage; and

(b) a Qualifying Termination within one year of a Change in Control, Kocak shall be entitled to receive (1) a single, lump sum, cash payment equal to one percent (100%) of Kocak’s Annual Base Compensation, (2) twelve months of COBRA coverage, and (3) vesting acceleration of one hundred percent (100%) of any Equity Awards held by Kocak that are outstanding and unvested as of the date of the Qualifying Termination.

The payment and receipt of the foregoing benefits is subject to customary conditions, including Kocak’s execution of a separation and release of claims agreement. The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference thereto, which is attached to this Report as Exhibit 10.1 to this Report and is incorporated herein by reference.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On June 6, 2024, the Company held its 2024 annual meeting of stockholders (the “Annual Meeting”). The number of shares of common stock of the Company entitled to vote at the Annual Meeting (the “Voting Stock”) was 23,949,830 shares outstanding as of the April 11, 2024 record date. No other shares of the Company’s capital stock were entitled to vote at the Annual Meeting. The number of shares of Voting Stock present or represented by valid proxy at the Annual Meeting was approximately 10,148,344 shares of Voting Stock, constituting a quorum.

At the Annual Meeting, the Company’s stockholders elected each of Shaun R. Bagai, Ramtin Agah, M.D., Kirsten Angela Macfarlane, Laurence J. Marton, M.D., Una S. Ryan, O.B.E., Ph.D., D.Sc., and Robert J. Spiegel, M.D., FACP as a director for a one-year term that expires at the Company’s 2025 annual meeting of stockholders or until a successor is duly elected and qualified, subject to his or her earlier death, removal or resignation. The proposal to elect directors was the only proposal presented to stockholders at the Annual Meeting. The voting results were as follows:

Nominee	Shares Voted For	Shares Voted Against	Abstained	Broker Non-Vote
Shaun R. Bagai	10,068,222	0	80,122	0
Ramtin Agah, M.D., FACP	10,049,769	0	98,575	0
Kirsten Angela Macfarlane	10,071,526	0	76,818	0
Laurence J. Marton, M.D.	9,857,902	0	290,442	0
Una S. Ryan, O.B.E., Ph.D., D.Sc.	9,775,497	0	372,847	0
Robert J. Spiegel, M.D., FACP	9,948,633	0	199,711	0

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

No.	Exhibit
10.1	Change in Control and Severance Agreement, dated June 6, 2024, by and between the Company and Ronald B. Kocak.
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENOVORX, INC.

Dated: June 7, 2024	By:	/s/ Shaun R. Bagai
	Name:	Shaun R. Bagai
	Title:	Chief Executive Officer